Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash., Updates Recapitalization Plan and Reports First-Quarter 2010 Operating Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 27, 2010--Sterling Financial Corporation (NASDAQ:STSA), the bank holding company of Sterling Savings Bank and Golf Savings Bank, today announced a recapitalization and recovery plan which includes an equity investment by Boston-based private equity firm Thomas H. Lee Partners, L.P. (“THL”) and an exchange transaction with the U.S. Treasury. Sterling also announced results for the first quarter ended March 31, 2010.

Recapitalization

THL and Sterling have entered into a binding letter agreement under which THL would invest approximately $134.7 million in Sterling. The parties have agreed to execute definitive documentation in the form attached to the agreement subject only to the condition that Sterling enters into an exchange agreement with the U.S. Treasury as described in further detail below. The agreement expires at 5:00 p.m. EDT on Wednesday, April 28, 2010, subject to extension by THL.

Under the terms of the agreement, THL would purchase shares of common stock and shares of a newly-created Series B convertible participating voting preferred stock at a price of up to $0.20 per share of common stock and $75.00 per share of Series B stock. The common stock and the Series B stock would represent a pro forma ownership interest of 16.6% on an as-converted basis. THL would also receive a warrant with a seven-year term to purchase 168,383,759 shares of common stock exercisable at a price of up to $0.22 per share, representing a total investment of 19.9%, on an as-converted basis and assuming the exercise of these warrants. Following the investment and subject to required regulatory approvals, THL Managing Director Scott Jaeckel would join the Sterling board of directors.

THL’s investment and the U.S. Treasury transaction described below would be conditioned upon each other and on other closing conditions, including Sterling raising a total of at least $720 million (inclusive of the THL investment), which will enable it to meet all of its regulatory capital requirements.

The THL letter of intent contemplates entry into definitive documentation with the U.S. Treasury to exchange the 303,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock that it acquired for $303 million under the Treasury Capital Purchase Program for 303,000 new shares of Series C Fixed Rate Cumulative Mandatorily Convertible Preferred Stock with a liquidation preference of $303 million. Immediately prior to the closing of the THL investment, this new preferred stock would convert at a discounted exchange value of approximately $75.8 million into 378,750,000 shares of common stock at a conversion price of $0.20 per share. In addition, Treasury’s outstanding warrant for 6,437,677 shares of common stock is expected to be amended to provide for an exercise price of $0.20 per share for a ten-year term following the THL investment.

Sterling President and Chief Executive Officer Greg Seibly said, “We are extremely pleased to be partnering with THL on our recapitalization efforts. THL has a long and successful track record of investing across the financial services landscape. Additionally, we appreciate the continued support of the Treasury as the exchange transaction is a critical component of the overall plan to improve our capital position.”

THL’s Scott Jaeckel added, “We are excited to play a part in Sterling’s recapitalization plan to allow the company to continue to serve its customers, employees and communities. We are looking forward to working with Sterling’s talented management team as it pursues its long-term recovery and strategic plan to build on its strong franchise in the Pacific Northwest.”

Other Developments

On April 15, 2010, Sterling announced a shareholder rights plan designed to preserve significant tax assets, including net operating loss carryforwards. In addition, Sterling’s previously announced consent solicitation relating to a discounted purchase offer for its trust preferred securities has expired. No amendments have been made to applicable indentures, and Sterling is no longer seeking approval for such amendments or to purchase its outstanding trust preferred securities.

First-Quarter Operating Results

In the first quarter of 2010, Sterling’s management maintained its focus on ensuring the bank subsidiaries maintained ample liquidity to meet customer needs, growing core deposits and proactively managing the company’s loan portfolio in order to minimize charge-offs.

Sterling reported a net loss attributable to common shareholders during the first quarter of $88.8 million, or $1.71 per common share, including a provision for credit losses of $88.6 million. Sterling’s first quarter 2010 results showed improvement over the fourth quarter 2009 results, which had a net loss attributable to common shareholders of $333.1 million, or $6.41 per common share, including a provision for credit losses of $340.3 million. Results for the comparable first quarter ended March 31, 2009 were a net loss attributable to common shareholders of $24.8 million, or $0.48 per common share, including a provision for credit losses of $65.9 million.

“Sterling is beginning to see results from its efforts to address credit quality issues,” said Seibly. “In the first quarter, we saw a decline in the level of classified assets and a reduction in the annualized rate of net charge-offs compared to the linked quarter. In addition, we continue to grow and expand customer relationships, with retail deposits increasing on a linked-quarter and year-over-year basis.”

Key Financial Measures

  Classified assets decreased $22.4 million, or 1%, to $1.63 billion during the first quarter of 2010.
  Total deposits, excluding brokered deposits, increased 3% during the quarter and 1% year over year.
  The number of total transaction accounts increased 3% during the quarter on an annualized basis.
  Deposit funding costs were lowered 90 basis points year over year.
  Allowance for credit losses to total loans was 4.36%, compared to 4.62% at Dec. 31, 2009, and 2.59% at March 31, 2009.
  Liquidity, as measured by the net loans-to-deposits ratio, continued to improve in the quarter to 88% and improved 14 percentage points year over year.
  Total risk-based capital ratio was 6.9% at March 31, 2010.

Capital Management

As of March 31, 2010, Sterling had total shareholders’ equity of $245.5 million, compared to $323.2 million as of Dec. 31, 2009, and $1.12 billion as of March 31, 2009. Sterling’s ratio of tangible shareholders’ equity to tangible assets was 2.13% at the end of the first quarter of 2010, compared to 2.78% at the end of the fourth quarter of 2009 and 6.91% at the end of the first quarter 2009. The decrease in both total shareholders’ equity and the ratio of tangible shareholders’ equity to tangible assets during the first quarter of 2010 was primarily due to the provision for credit losses.

Deposits and Liquidity

“We are improving our deposit mix by simultaneously reducing our reliance on brokered deposits and growing retail deposits,” said Seibly. “Our ability to increase our customer base reflects the ongoing success of our strategy to grow and strengthen relationships with our customers and the communities we serve. During the quarter, the number of total transaction accounts (both interest and non-interest bearing) increased 3% on an annualized basis.”

Sterling reduced its brokered deposits by 57% from last year and by 33% from last quarter. Sterling’s retail and public deposits rose during the quarter and over the last year. Sterling reduced average deposit funding costs by 31 basis points from the fourth quarter of 2009 and by 90 basis points from the first quarter of 2009.

	March 31,	Dec. 31,	March 31,	Annual
	2010	2009	2009	% Change
Deposits:	(Dollars in thousands)
Retail	$6,037,527	$5,879,034	$6,022,699	0%
Brokered	722,957	1,079,997	1,683,089	-57%
Public	864,655	816,159	782,246	11%
Total deposits	$7,625,139	$7,775,190	$8,488,034	-10%
				Basis Point Change
Deposit funding costs	1.45%	1.76%	2.35%	-0.90%
Net loans to deposits	88%	94%	102%

The FDIC has extended the term of its voluntary Transaction Account Guarantee (TAG) program through December 31, 2010. Under this program, non-interest bearing transaction accounts and qualified NOW checking accounts are fully guaranteed by the FDIC for an unlimited amount of coverage. The coverage under the TAG program is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance protection.

“We will continue to participate in the TAG program because of its benefits to our customers. TAG enables Sterling to provide unlimited FDIC insurance coverage on eligible checking accounts to individuals, businesses and public entities,” said Seibly.

The total value of Sterling’s cash and cash equivalents and securities was $3.06 billion at March 31, 2010, compared to $3.08 billion at March 31, 2009. Sterling’s cash and cash equivalents totaled $1.07 billion at March 31, 2010. Sterling’s investment portfolio of $1.99 billion at quarter end is comprised mostly of high-quality, government-backed securities and is managed to provide liquidity and capital preservation.

Balance Sheet Management

Sterling continued to execute on its strategy of reducing the size of its balance sheet, managing its investment portfolio to maintain high-quality assets for liquidity and earnings, and lowering concentration risks by reducing construction and commercial real estate (CRE) loans within its total loan portfolio.

During the quarter, net loans receivable were reduced by $598.8 million. This reduction reflects, in part, Sterling’s ongoing efforts to address non-performing assets and reduce risk of future loan losses and helped improve its liquidity position. “During the quarter, our construction portfolio was reduced by $233.5 million and we closed a $218.5 million sale of consumer indirect auto loans,” Seibly said.

	March 31,	Dec. 31,	March 31,	Annual
	2010	2009	2009	% Change
	(Dollars in thousands)
Total assets	$10,554,567	$10,877,423	$12,819,627	-18%
Gross loans receivable	7,046,152	7,694,712	8,902,117	-21%
Construction loans:
Residential	540,430	720,964	1,326,239	-59%
Percent of gross loans	8%	9%	15%
Commercial(a)	742,155	795,144	1,030,650	-28%
Percent of gross loans	11%	10%	12%
Total construction loans	$1,282,585	$1,516,108	$2,356,889	-46%
Percent of gross loans	18%	20%	26%

(a) Includes multi-family construction.

“In line with our recovery initiatives, Sterling continued to execute on its highly focused asset resolution efforts,” Seibly said. “Since September 2007, we have decreased our residential construction totals in this category by 71%.” In the last year alone, Sterling reduced its construction loans by $1.07 billion or 46%.

Lending Activity

“Sterling continued strong lending activity despite a lackluster economic climate, originating $542.2 million in total loans during the first quarter of 2010. Our lending initiatives continue to focus on funding affordable housing, small business loans and financing programs to support business growth,” Seibly said. “Originations of residential real estate mortgage loans primarily sold in the secondary markets represented $431.1 million of total originations while consumer loan originations comprised $28.3 million in the first quarter.”

Operating Results

Net Interest Income

Sterling reported net interest income of $74.9 million for the quarter ending March 31, 2010, compared to $81.0 million in the linked quarter and $88.3 million for the quarter ending March 31, 2009.

	March 31,	Dec. 31,	March 31,
	2010	2009	2009
	(Dollars in thousands)
Net interest income	$74,890	$80,951	$88,348
Net interest margin	2.86%	2.85%	2.99%

The decline in net interest income on a linked-quarter and annual basis reflected the effects of Sterling’s higher level of non-performing assets, including non-accrual loans and other real estate owned (OREO), and a higher level of cash and cash equivalents, as well as a lower balance of average interest-earnings assets. The reversal of interest income from non-performing loans represented an 87 basis point decline in the net interest margin for the first quarter of 2010 and a 75 basis point decline for the fourth quarter of 2009. Net interest margin between the first quarter of 2010 and the fourth quarter of 2009 remained relatively unchanged.

Non-Interest Income

Non-interest income includes fee and service-charge income, mortgage banking operations (MBO) and other items such as bank-owned life insurance, loan servicing fees and gains on sales of securities. During the first quarter of 2010, non-interest income was $25.3 million compared to $36.6 million for the first quarter of 2009. The majority of the $11.3 million year-over-year decline in non-interest income is attributable to an $8.7 million reduction of net gains on sales of securities and a reduction in other non-interest income that includes a $3.4 million loss on the sale of $218.5 million of consumer indirect auto loans during the first quarter of 2010.

For the quarter ended March 31, 2010, fees and service charges income contributed $13.0 million to non-interest income compared to $13.8 million in the first quarter of 2009.

Mortgage banking operations income for the first quarter of 2010 was $11.2 million compared to $13.3 million for the first quarter of 2009. For the first quarter of 2010, total residential mortgage originations were $431.1 million, with residential loan sales of $486.6 million, compared to originations of $710.6 million and residential loan sales of $601.9 million for the first quarter of 2009. The margin on residential loan sales was 2.06% for the first quarter of 2010, compared to 1.58% for the first quarter of 2009.

“Although mortgage refinancing has slowed versus 2009, we continue to provide a substantial volume of mortgage originations, helping to support stabilization in the housing market,” Seibly said. “Our volume of closed new-purchase mortgage loans improved relative to the first quarter of 2009. This is consistent with our goal of being a top-three mortgage originator in each of the key markets we serve.”

Non-Interest Expenses

Seibly said, “In line with our strategic objectives, we continue to contain controllable overhead expenses, while continuing our effort to resolve non-performing assets.” Non-interest expenses were $96.0 million for the first quarter of 2010 compared to $80.0 million for the first quarter of 2009, primarily due to increased credit resolution costs, expenses associated with Sterling’s recapitalization and recovery efforts and higher Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums.

Credit Quality

During the quarter, Sterling continued to address credit quality by identifying and charging off confirmed losses on non-performing loans, reducing its concentration of construction loans and selling non-performing assets. Relative to the linked quarter, Sterling’s cumulative efforts to address credit quality over the last several quarters led to a lower provision for credit losses, a reduced rate of annualized net charge-offs, a reduction in the balance of total classified assets and a decrease in residential construction non-performing assets.

For the first quarter of 2010, Sterling recorded an $88.6 million provision for credit losses, compared to $340.3 million for the linked quarter, and $65.9 million for the first quarter of 2009.

During the quarter, Sterling recognized net charge-offs of $136.5 million, compared to $272.1 million in the fourth quarter of 2009, and $65.2 million in the first quarter of 2009. The majority of these charge-offs were related to non-performing construction loans. Reflecting lower levels of charge-offs and provisioning during the quarter relative to the linked quarter, the allowance for credit losses at March 31, 2010 was $307.1 million, or 4.36% of total loans, compared to $355.4 million, or 4.62% of total loans, at Dec. 31, 2009, and $230.3 million, or 2.59% of total loans, at March 31, 2009.

Classified assets (which include performing substandard loans, non-performing loans and OREO) declined $22.4 million, or 1%, to $1.63 billion at the end of the first quarter of 2010 from $1.65 billion at the end of the fourth quarter of 2009. At the end of the first quarter of 2009, classified assets were $1.07 billion. Residential construction, commercial construction (including multi-family), and commercial banking represent the majority of classified assets. During the quarter, the largest increases in classified assets by loan type were multi-family real estate, commercial real estate and commercial banking. Classified assets related to residential construction and commercial construction (including multi-family) decreased $96.0 million during the quarter.

Non-performing assets (which include non-performing and restructured loans and OREO) were $1.07 billion at March 31, 2010, compared to $987.4 million at Dec. 31, 2009, and $670.0 million at March 31, 2009. “More than three quarters of our non-performing loans are collateral-dependent and are carried at fair market value,” Seibly said. “Sterling has recognized cumulative confirmed losses on these loans of $530.2 million and carries them at 60% of original value on its balance sheet. In addition, Sterling has established a specific reserve of $19.0 million against these loans for valuation changes between appraisals. The recorded fair values of these assets reflect the declines in real estate values seen to date and should provide us with greater flexibility to achieve the resolution of these assets in the future.”

Sterling’s cumulative credit resolution efforts over the course of the last two years are beginning to positively affect the level of non-performing assets with respect to Sterling’s residential construction portfolio. Non-performing residential construction assets declined 9% throughout Sterling’s geographic footprint during the quarter. The increase in overall non-performing assets was driven primarily by commercial and multi-family construction, multi-family real estate and commercial real estate. The increase is primarily attributable to projects in Seattle and Portland.

Sterling continued to experience strong levels of activity in its homebuyer loan program and in its condo and jumbo loan programs. These initiatives were put in place to assist builders and developers in the sale of their Sterling-financed inventory.

The accompanying table shows an analysis of Sterling’s non-performing assets by loan category and geographic region for the quarters ended March 31, 2010, Dec. 31, 2009, and March 31, 2009.

NON-PERFORMING ASSET ANALYSIS:
	March 31,		Dec. 31,		March 31,
	2010		2009		2009
	Amount	% of Gross	Amount	% of Gross	Amount	% of Gross
	(Dollars in thousands)
Construction - residential (by location)
Puget Sound	$150,036	14%	$154,369	16%	$83,711	12%
Portland, OR	111,347	10%	114,628	12%	118,524	18%
Bend, OR	20,514	2%	29,344	3%	26,114	4%
N. California	19,404	2%	20,535	2%	2,812	0%
Vancouver, WA	17,580	2%	23,332	2%	23,945	4%
Boise, ID	14,814	1%	21,659	2%	37,921	6%
S. California	7,647	1%	8,893	1%	64,818	10%
Utah	2,526	0%	4,451	0%	26,823	4%
Other	55,996	5%	62,267	6%	68,715	10%
Total construction - residential	399,864	37%	439,478	44%	453,383	68%
Construction - commercial (by location)
S. California	39,833	4%	38,003	4%	20,613	3%
Puget Sound	37,601	3%	22,045	2%	2,958	0%
N. California	31,169	3%	47,044	5%	53,247	8%
Other	85,582	8%	60,775	6%	1,270	0%
Total construction - commercial	194,185	18%	167,867	17%	78,088	11%
Construction - multi-family (by location)
Puget Sound	47,325	4%	27,195	3%	0	0%
Portland, OR	15,497	1%	15,497	2%	0	0%
Other	27,270	3%	32,639	3%	800	0%
Total construction - multi-family	90,092	8%	75,331	8%	800	0%
Construction - total	684,141	63%	682,676	69%	532,271	79%
Commercial banking	147,879	14%	136,464	14%	56,118	8%
Commercial real estate	94,417	9%	69,540	7%	19,256	3%
Residential real estate	84,721	8%	71,642	7%	50,420	8%
Multi-family real estate	54,767	5%	20,478	2%	6,020	1%
Consumer	8,852	1%	6,609	1%	5,866	1%
Total gross NPAs(a)	$1,074,777	100%	$987,409	100%	$669,951	100%
Specific reserves	(31,063)		(35,334)		(16,970)
Total net NPAs(a)	$1,043,714		$952,075		$652,981

(a) Net of cumulative confirmed losses on loans and OREO of $626.3 million for March 31, 2010, $579.7 million for Dec. 31, 2009, and $244.0 million for March 31, 2009.

Additional Terms of the THL Investment

The THL agreement contemplates the issuance to THL of Series B stock that is expected to have a nominal liquidation preference, pay dividends on an as-converted basis if and when declared on the common stock, and vote as a class with respect to certain matters and on an as-converted basis together with the common stock as a single class, and automatically convert into 375 shares of common stock, subject to adjustment, for each share of Series B stock upon receipt of the post-closing shareholder approvals described below. In addition, if the post-closing shareholder approvals have not been received by the 120th day after closing, the Series B stock will thereafter be entitled to a cumulative cash dividend at a per annum rate of 15% on the stated amount of $75.00 per share of Series B stock.

If definitive documentation is executed, THL’s obligation to close the transaction would be subject to the conditions specified in the investment agreement, including, among others, receipt of regulatory approvals and third party consents, the closing of the Treasury exchange, the simultaneous closing of the additional capital raise described above, Sterling’s maintenance of asset levels and capital ratios, the absence of material changes in the characteristics of Sterling’s loan portfolio, no occurrence of an “ownership change” that would affect the preservation of certain of Sterling’s deferred tax assets, and no occurrence of a material adverse effect. Closing of the recapitalization transactions are not conditioned upon receipt of any shareholder approvals. THL is requesting expedited treatment of the necessary regulatory approvals. No assurance, however, can be given that definitive documentation will be executed or, if executed, whether the investment will in fact be consummated, or as to the timing of the consummation.

The Nasdaq Listing Rules would normally require Sterling to obtain shareholder approval with respect to the announced transactions. However, Sterling has obtained an exception from this requirement of Nasdaq, in accord with Listing Rule 5365(f) which provides that an exception may be granted when (i) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise and (ii) reliance on the exception has been expressly approved by the audit committee or a comparable body of the board of directors comprised solely of independent, disinterested directors. The audit committee of the board of directors of Sterling has expressly approved such reliance. With regard to this exception, Sterling will mail to all of its shareholders, no later than ten days before the closing of the transactions, a letter notifying them of its receipt of the exception from the requirement to seek shareholder approval, and setting forth the terms of the transactions, its reliance on the financial viability exception and that its audit committee has expressly approved such reliance.

First-Quarter 2010 Earnings Conference Call

Sterling plans to host a conference call today at 2:30 p.m. PDT to discuss the company’s financial results. An audio webcast of the conference call can be accessed at Sterling’s website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial (312) 470-7371 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling’s website approximately one hour following the completion of the call. The webcast replay will be offered through May 27, 2010.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of March 31, 2010, Sterling Financial Corporation had assets of $10.55 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

About Thomas H. Lee Partners, L.P. ("THL")

THL is one of the oldest and most successful private equity investment firms in the United States. Since its establishment in 1974, THL has been the preeminent growth buyout firm, raising approximately $22 billion of equity capital, investing in more than 100 businesses with an aggregate purchase price of more than $125 billion. Notable transactions sponsored by THL include Aramark, Ceridian, Dunkin' Brands, Experian, FIS, HomeSide Lending, Houghton Mifflin, Michael Foods, The Nielsen Company, Snapple, Warner Chilcott, Warner Music Group and West Corporation.

Cautionary Statement

The issuance of the securities in the transactions described in this release have not been and will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to: Sterling’s ability to complete the transactions announced today, future contemplated capital raises and other aspects of its recapitalization and recovery plans; Sterling’s ability to maintain adequate liquidity and its viability as a going concern; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Sterling’s ability to comply with regulatory actions. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)	Mar 31,	Dec 31,	Mar 31,
	2010	2009	2009
ASSETS:
Cash and due from banks	$1,069,718	$573,006	$167,937
Investments and mortgage-backed securities ("MBS") available for sale	1,969,609	2,160,325	2,733,541
Investments held to maturity	16,788	17,646	174,790
Loans receivable, net	6,745,370	7,344,199	8,683,919
Loans held for sale (at fair value: $152,065, $189,185 and $160,261)	153,342	190,412	162,148
Other real estate owned, net ("OREO")	103,973	83,272	83,557
Office properties and equipment, net	89,281	92,037	93,322
Bank owned life insurance ("BOLI")	164,235	164,743	158,944
Goodwill, net	0	0	227,558
Other intangible assets, net	20,603	21,827	25,501
Prepaid expenses and other assets, net	221,648	229,956	308,410
Total assets	$10,554,567	$10,877,423	$12,819,627

LIABILITIES:
Deposits	$7,625,139	$7,775,190	$8,488,034
Advances from Federal Home Loan Bank	1,267,026	1,337,167	1,573,618
Repurchase agreements and fed funds	1,025,385	1,049,146	1,222,162
Other borrowings	248,282	248,281	248,277
Accrued expenses and other liabilities	143,274	144,390	165,904
Total liabilities	10,309,106	10,554,174	11,697,995

SHAREHOLDERS' EQUITY:
Preferred stock	294,665	294,136	292,524
Common stock	52,176	52,211	52,400
Additional paid-in capital	910,997	910,663	909,586
Accumulated comprehensive loss:
Unrealized gain (loss) on investments and MBS(1)	26,425	16,284	(13,504)
Accumulated deficit	(1,038,802)	(950,045)	(119,374)
Total shareholders' equity	245,461	323,249	1,121,632
Total liabilities and shareholders' equity	$10,554,567	$10,877,423	$12,819,627

Book value per common share	$(0.94)	$0.56	$15.82
Tangible book value per common share(2)	$(1.34)	$0.14	$10.99
Common shares outstanding at end of period	52,176,282	52,211,090	52,399,631
Shareholders' equity to total assets	2.33%	2.97%	8.75%
Tangible shareholders' equity to tangible assets(3)	2.13%	2.78%	6.91%
Tangible common shareholders' equity to tangible assets(4)	-0.66%	0.07%	4.58%

(1)	Net of deferred income taxes.
(2)	Common equity less goodwill and other intangible assets divided by common shares outstanding.
(3)	Shareholders' equity less goodwill and other intangible assets divided by assets less goodwill and other intangible assets.
(4)	Excludes preferred equity from tangible shareholders' equity to tangible assets ratio.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share amounts, unaudited)
	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2010	2009	2009
INTEREST INCOME:
Loans	$96,976	$109,469	$126,923
Mortgage-backed securities	19,826	23,907	29,880
Investments and cash	2,690	2,553	3,328
Total interest income	119,492	135,929	160,131

INTEREST EXPENSE:
Deposits	27,451	35,733	48,314
Borrowings	17,151	19,245	23,469
Total interest expense	44,602	54,978	71,783
Net interest income	74,890	80,951	88,348
Provision for credit losses	(88,556)	(340,257)	(65,865)
Net interest income after provision	(13,666)	(259,306)	22,483

NONINTEREST INCOME:
Fees and service charges	13,035	14,520	13,840
Mortgage banking operations	11,232	10,773	13,308
Loan servicing fees	1,146	677	(467)
BOLI	2,295	1,733	1,406
Gains on sales of securities	1,911	1,085	10,565
Other	(4,322)	(723)	(2,026)
Total noninterest income	25,297	28,065	36,626

NONINTEREST EXPENSES:
Employee compensation and benefits	40,448	40,215	40,188
Occupancy and equipment	9,476	10,718	9,993
OREO	10,923	11,944	6,104
Amortization of core deposit intangibles	1,225	1,224	1,225
Other	33,905	30,369	22,478
Total noninterest expenses	95,977	94,470	79,988

Loss before income taxes	(84,346)	(325,711)	(20,879)
Income tax benefit (provision)	0	(3,000)	436
Net loss	(84,346)	(328,711)	(20,443)
Preferred stock dividend	(4,412)	(4,357)	(4,347)
Net loss applicable to common shareholders	$(88,758)	$(333,068)	$(24,790)

Earnings per common share - basic	$(1.71)	$(6.41)	$(0.48)
Earnings per common share - diluted	$(1.71)	$(6.41)	$(0.48)

Average common shares outstanding - basic	51,980,024	51,947,107	51,896,149
Average common shares outstanding - diluted	51,980,024	51,947,107	51,896,149

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2010	2009	2009
LOAN ORIGINATIONS:
Residential real estate	$431,057	$684,627	$710,564
Multifamily real estate	750	3,280	36,774
Commercial real estate	32,090	41,527	19,168
Construction:
Residential	3,591	8,862	7,244
Multifamily	0	0	0
Commercial	500	1,435	11,035
Total construction	4,091	10,297	18,279
Consumer - direct	20,564	29,298	48,547
Consumer - indirect	7,723	8,788	30,753
Commercial banking	45,928	67,008	106,437
Total loan origination volume	$542,203	$844,825	$970,522

PERFORMANCE RATIOS:
Return on assets	-3.20%	-11.38%	-0.65%
Return on common equity	N/A	-504.3%	-11.9%
Return on common tangible equity(1)	N/A	-551.8%	-17.0%
Operating efficiency	95.8%	86.7%	64.0%
Non interest expense to assets	3.64%	3.27%	2.54%
Average assets	$10,693,901	$11,461,202	$12,769,750
Average common equity	$(916)	$262,032	$846,417
Average common tangible equity(1)	$(22,301)	$239,457	$592,601

REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation:
Tier 1 leverage (to average assets)	2.6%	3.5%	9.1%
Tier 1 (to risk-weighted assets)	3.7%	4.9%	11.7%
Total (to risk-weighted assets)	6.9%	7.9%	13.0%
Sterling Savings Bank:
Tier 1 leverage (to average assets)	3.8%	4.2%	8.5%
Tier 1 (to risk-weighted assets)	5.3%	5.9%	10.8%
Total (to risk-weighted assets)	6.7%	7.3%	12.1%

OTHER:
Sales of financial products	$34,698	$51,773	$28,899
FTE employees at end of period (whole numbers)	2,555	2,641	2,518
(1)	Average common tangible equity is average common equity less average net goodwill and other intangible assets.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Mar 31,	Dec 31,	Mar 31,
	2010	2009	2009
LOAN PORTFOLIO DETAIL:
Residential real estate	$812,517	$839,170	$894,886
Multifamily real estate	496,368	517,408	508,799
Commercial real estate	1,380,955	1,403,560	1,386,631
Construction:
Residential	540,430	720,964	1,326,239
Multifamily	223,056	233,501	290,636
Commercial	519,099	561,643	740,014
Total construction	1,282,585	1,516,108	2,356,889
Consumer - direct	769,809	792,957	842,001
Consumer - indirect	88,677	323,565	378,075
Commercial banking	2,215,241	2,301,944	2,534,836
Gross loans receivable	7,046,152	7,694,712	8,902,117
Deferred loan fees, net	(5,986)	(7,070)	(9,213)
Allowance for losses on loans	(294,796)	(343,443)	(208,985)
Net loans receivable	$6,745,370	$7,344,199	$8,683,919

DEPOSITS DETAIL:
Interest-bearing transaction accounts	$949,515	$1,014,032	$847,064
Noninterest-bearing transaction accounts	997,701	1,001,771	935,659
Savings and money market demand accounts	1,634,982	1,577,900	1,767,136
Time deposits - brokered	722,957	1,079,997	1,683,089
Time deposits - retail	3,319,984	3,101,490	3,255,086
Total deposits	$7,625,139	$7,775,190	$8,488,034

Number of transaction accounts (whole numbers):
Interest-bearing transaction accounts	52,898	46,621	44,425
Noninterest-bearing transaction accounts	157,509	162,143	156,738
Total transaction accounts	210,407	208,764	201,163

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Mar 31,	Dec 31,	Mar 31,
	2010	2009	2009
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$343,443	$275,751	$208,365
Provision	87,890	339,793	65,865
Charge-offs:
Residential real estate	(4,721)	(9,723)	(6,358)
Multifamily real estate	(10,380)	(3,080)	(45)
Commercial real estate	(15,005)	(30,842)	(1,218)
Construction:
Residential	(69,731)	(138,343)	(40,734)
Multifamily	(10,688)	(18,745)	(3,094)
Commercial	(24,089)	(50,198)	(668)
Total construction	(104,508)	(207,286)	(44,496)
Consumer - direct	(2,665)	(2,055)	(1,141)
Consumer - indirect	(1,056)	(1,516)	(1,696)
Commercial banking	(5,524)	(21,384)	(12,329)
Total charge-offs	(143,859)	(275,886)	(67,283)
Recoveries:
Residential real estate	120	18	13
Multifamily real estate	0	0	0
Commercial real estate	165	256	14
Construction:
Residential	3,091	2,170	1,394
Multifamily	0	0	0
Commercial	3,200	0	0
Total construction	6,291	2,170	1,394
Consumer - direct	115	127	86
Consumer - indirect	388	308	237
Commercial banking	245	906	294
Total recoveries	7,324	3,785	2,038
Net charge-offs	(136,535)	(272,101)	(65,245)
Transfers	0	0	0
Allowance - loans, end of quarter	294,798	343,443	208,985
Allowance - unfunded commitments, beginning of quarter	11,967	11,503	21,334
Provision	666	464	0
Charge-offs	(310)	0	0
Transfers	0	0	0
Allowance - unfunded commitments, end of quarter	12,323	11,967	21,334
Total credit allowance	$307,121	$355,410	$230,319
Net charge-offs to average net loans (annualized)	6.93%	12.57%	2.84%
Net charge-offs to average net loans (ytd)	1.71%	6.17%	0.70%
Loan loss allowance to total loans	4.19%	4.47%	2.35%
Total credit allowance to total loans	4.36%	4.62%	2.59%
Loan loss allowance to nonperforming loans	30.7%	38.3%	36.7%
Loan loss allowance to nonperforming loans excluding nonaccrual loans carried at fair value	169.0%	163.5%	86.4%
Total allowance to nonperforming loans	32.0%	39.7%	40.4%

NONPERFORMING ASSETS:
Past 90 days due	$0	$0	$0
Nonaccrual loans	821,981	824,652	485,158
Restructured loans	136,785	71,279	84,281
Total nonperforming loans	958,766	895,931	569,439
OREO	116,011	91,478	100,512
Total nonperforming assets (NPA)	1,074,777	987,409	669,951
Specific reserve on nonperforming assets	(31,063)	(35,334)	(16,970)
Net nonperforming assets	$1,043,714	$952,075	$652,981
Nonperforming loans to loans	13.62%	11.65%	6.40%
NPA to total assets	10.18%	9.08%	5.23%
Loan delinquency ratio (60 days and over)	9.66%	8.11%	5.24%
Classified assets	$1,628,156	$1,650,550	$1,070,383
Classified assets/total assets	15.43%	15.17%	8.35%

Nonperforming assets by collateral type:
Residential real estate	$84,721	$71,642	$50,420
Multifamily real estate	54,767	20,478	6,020
Commercial real estate	94,417	69,540	19,256
Construction:
Residential	399,864	439,478	453,383
Multifamily	90,092	75,331	800
Commercial	194,185	167,867	78,088
Total Construction	684,141	682,676	532,271
Consumer - direct	8,046	5,803	5,302
Consumer - indirect	806	806	564
Commercial banking	147,879	136,464	56,118
Total nonperforming assets	$1,074,777	$987,409	$669,951

Sterling Financial Corporation
AVERAGE BALANCE AND RATE
(in thousands, unaudited)	Three Months Ended
	March 31, 2010			December 31, 2009			March 31, 2009
	Average Balance	Amount	Average Rate	Average Balance	Amount	Average Rate	Average Balance	Amount	Average Rate
ASSETS:
Loans:
Mortgage	$4,705,616	$49,877	4.30%	$5,058,404	$56,633	4.44%	$5,533,645	$72,080	5.28%
Commercial and consumer	3,284,010	47,241	5.83%	3,528,302	52,992	5.96%	3,787,020	54,974	5.89%
Total loans	7,989,626	97,118	4.93%	8,586,706	109,625	5.07%	9,320,665	127,054	5.53%
MBS	1,790,642	19,826	4.49%	2,144,564	23,907	4.42%	2,385,219	29,880	5.08%
Investments and cash	1,030,880	3,883	1.53%	716,221	3,805	2.11%	432,956	4,368	4.09%
Total interest-earning assets	10,811,148	120,827	4.53%	11,447,491	137,337	4.76%	12,138,840	161,302	5.39%
Noninterest-earning assets	(117,247)			13,711			630,910
Total average assets	$10,693,901			$11,461,202			$12,769,750

LIABILITIES and EQUITY:
Deposits:
Transaction	$2,031,458	863	0.17%	$1,968,576	724	0.15%	$1,479,222	292	0.08%
Savings	1,557,359	2,949	0.77%	1,616,735	3,198	0.78%	1,953,228	5,555	1.15%
Time deposits	4,071,080	23,639	2.35%	4,484,636	31,811	2.81%	4,922,202	42,467	3.50%
Total deposits	7,659,897	27,451	1.45%	8,069,947	35,733	1.76%	8,354,652	48,314	2.35%
Borrowings	2,563,611	17,151	2.71%	2,677,671	19,245	2.85%	3,082,453	23,469	3.09%
Total interest-bearing liabilities	10,223,508	44,602	1.77%	10,747,618	54,978	2.03%	11,437,105	71,783	2.55%
Noninterest-bearing liabilities	176,989			157,757			194,070
Total average liabilities	10,400,497			10,905,375			11,631,175
Total average equity	293,404			555,827			1,138,575
Total average liabilities and equity	$10,693,901			$11,461,202			$12,769,750
Tax equivalent net interest income and spread		$76,225	2.76%		$82,359	2.73%		$89,519	2.84%
Tax equivalent net interest margin			2.86%			2.85%			2.99%

Sterling Financial Corporation
EXHIBIT A- RECONCILIATION SCHEDULE
(in thousands, unaudited)	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2010	2009	2009

Loss before income taxes	$(84,346)	$(325,711)	$(20,879)
Provision for credit losses	88,556	340,257	65,865
OREO	10,923	11,944	6,104
Interest reversal on nonperforming loans	23,158	21,518	9,871
Total(1)	$38,291	$48,008	$60,961
(1)	Management believes that this presentation of non-GAAP results provides useful information to investors regarding the effects of the credit cycle on the Company's reported results of operations.

CONTACT:
Investor Contacts:
Sterling Financial Corporation
Daniel G. Byrne
EVP/Chief Financial Officer
509-458-3711
or
David Brukardt
EVP/Investor & Corporate Relations
509-863-5423
or
Media Contact:
Sterling Financial Corporation
Cara Coon
VP/Communications and Public Affairs Director
509-626-5348
or
Contacts for Thomas H. Lee Partners:
Matt Benson
415-618-8750
or
Robin Weinberg
212-687-8080